Exhibit 99.1

April 8, 2015

Diligent Announces Resignation of Director

Diligent Board Member Services, Inc. (“Diligent” or the “Company”) (NZX: DIL) today announced that Mark Weldon has resigned from the Board of Directors, effective as of April 9, 2015 New Zealand time (April 8, 2015 Eastern Daylight Time, United States).

Following Mr Weldon’s resignation, there will be a short period of time where the Company will be out of compliance with the requirement to have at least two Directors who are ordinarily resident in New Zealand. The Company expects to make an appointment of a New Zealand resident Director shortly after the Annual General Meeting being held on April 28, 2015.

“Diligent has a great product set, a very strong market position, and is now very well placed to grow. I wish the Board, new CEO, and staff all the best in executing the strategy,” said Mr. Weldon. Mr. Liptak, Chairman of the Board, said: “We would like to thank Mark for his contribution to the Diligent Board. We wish him all the very best in his future endeavours.”

Investor inquiries:	Media inquiries:
Sonya Joyce	Geoff Senescall
Ph: + 64 4 894 6912	Ph: + 64 21 481 234

About Diligent

Over 92,000 individual directors, executives and board teams worldwide rely on Diligent Board Member Services, Inc. (NZX: DIL) to speed and simplify how board materials are produced, delivered, reviewed and voted on. Providing the world’s most widely used secure board portal via iPad, Windows devices and browsers — Diligent has pioneered ease of use, stringent security, and superior training and support since 2001. Diligent Boardbooks provides directors and management with immediate access to their most time sensitive and confidential information along with the tools to review, discuss and collaborate on it. It also helps administrative staff accelerate production and delivery, and corporate executives streamline board communications and decisions.

Diligent uses the Software-as-a-Service (SaaS) model to distribute its Diligent Boardbooks application to the market and maintain the security and integrity of its clients’ data. Under this model, Diligent offers annual renewable subscriptions for customer access to its Diligent Boardbooks product which is hosted on Diligent’s secure servers, and offers a complete suite of related services including training, support, data migration and data security/backup.